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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Registration Statement on Form S-4 of EOP Operating Limited Partnership of our reports dated January 21, 1997, on our audits of the consolidated balance sheets of Beacon Properties, L.P. (the "Operating Partnership") as of December 31, 1996 and 1995 and the related consolidated statements of operations, partners' capital and cash flows for the years ended December 31, 1996 and 1995 and for the period May 26, 1994 to December 31, 1994, the combined results of operations, owners' equity and cash flows of The Beacon Group, predecessor to the Operating Partnership, for the period January 1, 1994 to May 25, 1994, and the related financial statement schedules of the Operating Partnership as of December 31, 1996.

We also consent to the reference to our Firm under the caption "Experts".



                                        /s/ COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
March 4, 1998